Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-119558) and related joint proxy statement/prospectus of Nanogen, Inc. to be filed on or about October 26, 2004 for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004, except Note 15 as to which the date is March 18, 2004, with respect to the consolidated financial statements of Nanogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

October 21, 2004